UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 8, 2007

Date of Report (Date of earliest event reported)
EMDEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-24975	94-3236644

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

(Address of principal executive offices, including zip code)
(201) 703-3400

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     With respect to the fiscal year ended December 31, 2006, the Compensation Committee of the Board of Directors of Emdeon Corporation has approved the following bonuses to be paid by Emdeon to its Chief Executive Officer, its Chief Financial Officer, and the other persons listed below (each of whom was a “Named Executive Officer” for purposes of Emdeon’s Proxy Statement for its 2006 Annual Meeting):

Named
Executive Officer	Title	Bonus
Kevin M. Cameron	Chief Executive Officer of Emdeon	$780,000

Mark D. Funston	Chief Financial Officer of Emdeon	$35,000

Charles A. Mele	Executive Vice President, General Counsel & Secretary of Emdeon	$350,000

Martin J. Wygod	Chairman of the Board of Emdeon	$780,000
The above amounts were determined by the Compensation Committee of the Emdeon Board, in its discretion. Mr. Funston’s employment by Emdeon began in mid-November of 2006 and the amount of his bonus was set by the Compensation Committee based on that part-year employment period.
     With respect to the fiscal year ended December 31, 2006, the Compensation Committee of the Board of Directors of WebMD Health Corp. (which we refer to as WHC), has approved the following bonuses to be paid by WHC to its Chief Executive Officer, its Chief Financial Officer, and the other persons listed below (each of whom was a Named Executive Officer for purposes of WHC’s Proxy Statement for its 2006 Annual Meeting):

Named
Executive Officer	Title	Bonus
Wayne T. Gattinella	Chief Executive Officer of WHC	$340,000

Nan-Kirsten Forte	Executive Vice President—Consumer Services of WHC	$110,000

David Gang	Executive Vice President—Product and Programming and Chief Technology Officer of WHC	$450,000

Anthony Vuolo	Executive Vice President and Chief Financial Officer of WHC	$250,000
The above amounts were determined by the Compensation Committee of the WHC Board, in its discretion.
     Emdeon owns approximately 85% of the outstanding common stock of WHC. Messrs. Gang, Gattinella and Wygod were each a “Named Executive Officer” for purposes of both Emdeon’s and WHC’s Proxy Statements for their 2006 Annual Meetings. Mr. Gang is currently an executive officer only of WHC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EMDEON CORPORATION
Dated: March 14, 2007	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

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